Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

May 13, 2009

Landmark Bancorp, Inc. Announces Earnings for the Quarter Ended March 31, 2009, Declares Cash Dividend and Announces Completion of Branch Acquisition

(Manhattan, KS, May 13, 2009) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended March 31, 2009 of $0.42 versus $0.43 for the quarter ended March 31, 2008.  Net earnings for the quarter ended March 31, 2009 were $1.0 million, a decrease of $57,000 as compared to the quarter ended March 31, 2008.  Additionally, the Board of Directors declared a cash dividend of 19 cents per share, which will be paid on June 5, 2009 to stockholders of record as of May 26, 2009.

Landmark Bancorp, Inc. also announced the completion of  the acquisition, by its wholly-owned subsidiary, Landmark National Bank of a branch, located at 4621 W. 6th Street, in Lawrence, Kansas from CornerBank, N.A. effective May 8, 2009.  Pursuant to the agreement, Landmark National Bank purchased approximately $4.0 million in loans, assumed approximately $6.4 million in deposits and acquired approximately $2.6 million in related branch premises and equipment.  The transaction expands Landmark National Bank’s banking presence in Lawrence, Kansas and gives the bank a second location in the community to better serve customers.

Patrick L. Alexander, President and Chief Executive Officer commented, “During the first quarter of 2009 we remained in one of the more difficult economic environments for financial institutions in recent history.  Declining residential real estate values, falling consumer confidence, increased unemployment, and decreased consumer spending have all contributed to the current economic recession and difficult credit environment.  In spite of these conditions, we are pleased to report net earnings of $1.0 million in the first quarter of 2009.  Our origination activity of high quality, one-to-four family mortgage loans, which were sold in the secondary market, was very strong, resulting in an increase of gains on sale of loans of $519,000 during the first quarter of 2009 as compared to the 2008.  However, the impact of the distressed conditions in the financial industry, led to an other than temporary impairment loss of $327,000 on a $1.0 million par investment in a pool of trust preferred securities during the first quarter of 2009.  In light of the current economic conditions, we are pleased to report these financial results while maintaining our strong capital and liquidity positions.”

Alexander further commented, “While our provision for loan losses declined $300,000 during the first quarter of 2009 as compared to 2008, the provision remains elevated compared to historical levels due to the difficult conditions that continue to exist in the economy.  The higher provision for loan losses is based upon our analysis of our loan portfolio as well as the distressed market conditions impact on our portfolio.  Increased levels of loan loss provision will likely continue during the current economic environment and the uncertainty regarding the length and severity of the recession we are currently experiencing.  We believe that our capital levels, loan portfolio management and our provision for loan losses position us to deal with the economic uncertainties in this challenging environment.  We will continue to monitor economic events closely, along with the performance of our loan portfolio, and take the necessary steps required to address any issues that may arise.”

Net interest income for the first quarter of 2009 decreased $70,000 to $4.4 million as compared to the first quarter of 2008.  Our net interest margin, on a tax equivalent basis, was 3.47% for the first quarter of both 2009 and 2008.  The provision for loan losses decreased from $600,000 during the first quarter of 2008 to $300,000 during the first quarter of 2009.  Total non-interest income increased $241,000 to $2.1 million for the first quarter of 2009.  This increase was primarily attributable to a $519,000 increase in gains on sale of loans which was driven by higher origination volumes of residential real estate loans that were sold in the secondary market.  During the first quarter of 2008, non-interest income included a $246,000 gain from the prepayment of a FHLB advance, which represented the remaining unamortized fair value adjustment required by purchase accounting.  During the first quarter of 2009, we identified an investment security with a carrying value of $1.0 million as other than temporarily impaired as a result of increased deferrals and defaults by the financial companies underlying this pool of trust preferred securities.  As a result, an other than temporary impairment loss of $327,000 was recorded to income to reflect the credit losses while the non-credit loss of $523,000 on this security was recorded in accumulated other comprehensive income in accordance with the adoption of recently issued accounting guidance.  Non-interest expense increased $321,000, or 7.5%, to $4.6 million for the quarter ended March 31, 2009, as compared to the same period of 2008.  This increase was primarily driven by increases of $205,000 in compensation and benefits, $103,000 in foreclosure and other real estate expenses and $61,000 in professional fees.  The increase in compensation and benefits was driven by general salary increases as well as increased costs associated with commissions paid due to the higher residential real estate loan volumes.  The increases in foreclosure and other real estate are the result of increased fees and expenses associated with foreclosure activity, higher other real estate balances and a $30,000 impairment of property. The increases in professional fees are primarily associated with our Lawrence branch acquisition.  The effective tax rate was 16.6% for the first quarter of 2009 as compared to 23.1% for 2008.  The decline in the effective tax rate was primarily driven by lower taxable income as a percentage of earnings before income taxes.

Landmark Bancorp’s total assets increased to $617.3 million at March 31, 2009, compared to $602.2 million at December 31, 2008.  Net loans declined to $355.2 million at March 31, 2009, compared to $365.8 million at December 31, 2008.  At March 31, 2009, the allowance for loan losses was $4.3 million, or 1.2% of gross loans outstanding, compared to $3.9 million, or 1.0% of gross loans outstanding at December 31, 2008.  Loans past due more than a month totaled $13.2 million at March 31, 2009, compared to $9.4 million at December 31, 2008.  At March 31, 2009, $11.0 million in loans were on non-accrual status, or 3.1% of net loans, compared to a balance of $5.7 million in loans on non-accrual status, or 1.6% of net loans, at December 31, 2008.  The increase in non-accrual loans was primarily related to three construction and land loan relationships placed on non-accrual during the first quarter of 2009.  During the quarter ended March 31, 2009, we had a net loan recovery of $137,000 compared to the $1.5 million of net loan charge-offs for the comparable period of 2008.  The net loan recovery was primarily the result of a $200,000 deficiency settlement on previously charged-off construction loans which were foreclosed on and are currently held in other real estate owned.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008

ASSETS:

Cash and cash equivalents	$14,354	$13,788	$12,568
Investment securities	183,491	171,297	164,356
Loans, net (1)	355,180	365,772	378,754
Loans held for sale	13,138	1,487	2,761
Premises and equipment, net	13,816	13,956	14,350
Goodwill	12,894	12,894	12,894
Other intangible assets, net	2,375	2,407	2,953
Bank owned life insurance	12,118	11,996	11,750
Other assets	9,915	8,617	8,008

TOTAL ASSETS	$617,281	$602,214	$608,394

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Deposits	$457,213	$439,546	$447,276
Other borrowings	98,875	104,366	100,155
Other liabilities	9,382	6,896	10,170

Total liabilities	565,470	550,808	557,601

Stockholders’ equity	51,811	51,406	50,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$617,281	$602,214	$608,394

(1)	Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.
The allowance for loan losses was $4,307, $3,871 and $3,288 at March 31, 2009, December 31, 2008 and March 31, 2008, respectively.

NONPERFORMING ASSETS (unaudited):

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008

Total non-accrual loans	$10,984	$5,748	$5,156
Accruing loans over 90 days past due	—	—	—
Real estate owned	2,390	1,934	1,202
Total nonperforming assets	$13,374	$7,682	$6,358

Total nonperforming loans to total loans, net	3.1%	1.6%	1.4%
Total nonperforming assets to total assets	2.2%	1.3%	1.0%
Allowance for loan losses to gross loans outstanding	1.2%	1.0%	0.9%
Allowance for loan losses to total nonperforming loans	39.2%	67.3%	63.8%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
(Dollars in thousands, except per share data)	2009	2008

Interest income:
Loans	$5,182	$6,657
Investment securities and other	1,728	1,837
Total interest income	6,910	8,494

Interest expense:
Deposits	1,639	3,121
Borrowed funds	879	911
Total interest expense	2,518	4,032

Net interest income	4,392	4,462
Provision for loan losses	300	600
Net interest income after provision for loan losses	4,092	3,862

Non-interest income:
Fees and service charges	956	967
Gains on sale of loans	864	344
Gain on prepayment of FHLB borrowings	—	246
Bank owned life insurance income	123	116
Other	113	142
Total non-interest income	2,056	1,815

Investment securities gains (losses), net:
Impairment losses on investment securities	(850)	—
Less noncredit-related losses	523	—
Net impairment losses	(327)	—

Non-interest expense:
Compensation and benefits	2,333	2,128
Occupancy and equipment	651	761
Data processing	190	197
Amortization of intangibles	187	205
Professional fees	172	111
Advertising	121	88
Other	957	799
Total non-interest expense	4,611	4,289

Earnings before income taxes	1,210	1,388
Income tax expense	201	321
Net earnings	$1,009	$1,067

Net earnings per share (2)
Basic	$0.43	$0.43
Diluted	0.42	0.43

Book value per share (2)	$21.85	$21.58

Shares outstanding at end of period	2,371,450	2,382,302

Weighted average common shares outstanding - basic	2,371,966	2,470,858
Weighted average common shares outstanding - diluted	2,377,063	2,484,374

(2)  Net earnings per share and book value per share at or for the periods ended March 31, 2008 have been adjusted to give effect to the 5% stock dividend paid during December 2008.

OTHER DATA (unaudited):

	Three months ended March 31,
	2009	2008

Return on average assets (3)	0.67%	0.70%
Return on average equity (3)	7.90%	8.27%
Equity to total assets	8.39%	8.35%
Net interest margin (3) (4)	3.47%	3.47%

(3)  Information for the three months ended March 31 is annualized.

(4)  Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.